EXHIBIT 10.39

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BELLISSIMA SPIRITS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as it may be amended from time to time in accordance with its terms, this “Agreement”) dated as of April 22, 2022 (the “Effective Date”), of Bellissima Spirits LLC, Nevada limited liability company (the “Company”), is entered into among the Persons listed on Annex A attached hereto or who are otherwise subsequently admitted as members of the Company pursuant to the terms of this Agreement (each such Person, in its capacity as a member of the Company, a “Member”, and collectively, the “Members”). Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Annex B attached hereto.

RECITALS

WHEREAS, the Company was organized as a limited liability company under the laws of the State of Nevada on November 23, 2015 for the purpose of operating the business of the Company;

WHEREAS, the Company owns all of the intellectual property and know-how, whether protected, created or arising under domestic or international laws relating to the marketing or sale of wine or spirits under the (a) Bellissima brand name, which includes all Bellissima prosecco, sparkling wines and still wines products, or (b) the brand name Bella Sprizz, which includes all Bella Sprizz aperitifs and bitters products, including all: (i) trademarks and service marks (registered, unregistered, and those arising by common law), trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, except for the Botticelli Venus trademark, which is owned by Richard DeCicco and registered with the U.S. Patent and Trademark Office under the Registration Number 4053608, Serial Number 77950336, Class 033; (ii) patents, (iii) internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published and any rights arising from artwork, package labeling, designs, publicity, advertising copy and promotional materials; (v) trade secrets, know-how and similar confidential and proprietary information protected by the Uniform Trade Secrets Act or similar legislation; (vi) applications, registrations, renewals and extensions relating to the foregoing; (vii) intellectual property rights arising from or relating to the foregoing; (viii) rights to sue and recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment of the foregoing; and (ix) contract rights relating to or under the foregoing;

WHEREAS, the Members entered into an operating agreement, dated as of November 15, 2015 (the “Original Operating Agreement”), which Original Operating Agreement was amended and restated as of July 26, 2021 (the Original Operating Agreement as so amended and restated, the “Operating Agreement”); and

WHEREAS, the parties hereto now desire to amend and restate the Operating Agreement and adopt and approve this Agreement as the operating agreement for the Company, to establish their respective rights and responsibilities and to govern their relationships as Members of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

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1. Name; Term.

(a) The name of the Company is Bellissima Spirits, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Members. The Manager (as defined below) shall give notice to the Members of any change to the name of the Company.

(b) The Company was previously formed as a limited liability company pursuant to the provisions of the Nevada Revised Statutes (the “NRS”), the Company is currently covered by the NRS. The rights, duties and liabilities of the Members and the Manager (as defined below) shall be as provided in the NRS for members and manager except as provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the NRS in the absence of such provision, this Agreement shall, to the extent permitted by the NRS, control.

(c) The term of the Company commenced on the date the Articles of Organization was filed with the Secretary of State of the State of Nevada and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the NRS and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent. The address of the registered office of the Company in the State of Nevada is 3773 Howard Hughes Pkwy Ste 500S, Las Vegas, NV, 89169; and the name of the registered agent of the corporation in the State of Nevada at such address is Incorp Services, Inc.

4. Principal Office. The principal office address of the Company shall be 44 Seabro Avenue, Amityville, NY 11701, or such other place as the Manager (as defined below) may determine from time to time.

5. Members.

(a) The name, mailing address and Membership Interest percentage of each Member is set forth in Annex A attached hereto. The Members are the sole members of the Company and agree to be bound by the terms of this Agreement.

(b) Additional Members (each an “Additional Member”, and collectively the “Additional Members”) may be admitted to the Company only with the Consent of the Manager. This Agreement shall be amended to reflect the Additional Members as parties, and Annex A shall be amended to set forth the information relating to said Additional Member(s), including the amount of their capital contributions and percent ownership. The Members acknowledge and agree that the admission of Additional Members will reduce their proportionate rights with respect to the Company, including without limitation their ownership interest, and hereby consent to the admission of Additional Members and to such reductions. The Additional Members shall be required to execute this Agreement, as so amended as a condition to admission.

(c) A Member shall not withdraw or resign as a Member except upon the written consent of the Manager. Withdrawal will not release a Member from any obligations and liabilities under this Agreement accrued or incurred before the effective date of withdrawal.

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6. Transfer of Membership Interests.

(a) The Company shall require each Person that acquires any Membership Interest (pursuant to a Transfer or otherwise) after the date hereof, as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, whereupon such Person shall be bound by, and entitled to the benefits of and subject to the obligations of, the provisions of this Agreement as a Member of the Company; provided, however, that the Transferring Member will not be released from liabilities as a Member solely as a result of such Transfer, both with respect to obligations to the Company and to third parties, incurred prior to such Transfer.

(b) No Transfer of any Membership Interest shall become effective unless and until: (i) such Transfer constitutes a Transfer of all of the Transferring Member’s Membership Interest; (ii) the transferee (unless already subject to this Agreement) executes and delivers to the Company a joinder agreement, agreeing to be treated in the same manner as the Transferring Member pursuant to Section 6(a); and (iii) such Transfer is made in compliance with this Section 6. Any Transfer of a Membership Interest by a Member not made in accordance with this Section 6 shall be void ab initio.

(c) Preemptive Rights.

(i) If the Company proposes to issue any additional Membership Interests to any Person after the date hereof (“Additional Membership Interests”), the Company shall, before such issuance, deliver to each Member a written notice offering to issue to the Members such Additional Membership Interests upon the terms set forth in this Section 6(c) (the “Preemptive Offer Notice”). The Preemptive Offer Notice shall state that the Company proposes to issue Additional Membership Interests and shall set forth the number and terms and conditions (including the purchase price) of such Additional Membership Interests. The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of twenty (20) business days (the “Preemptive Offer Period”) from the date of its delivery.

(ii) Each Member may accept the Preemptive Offer by delivering to the Company a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period. The Purchase Notice shall state the percentage (the “Preemptive Offer Percentage”) of Additional Membership Interests such Member desires to purchase. If the sum of all Preemptive Offer Percentage exceeds the number of Additional Membership Interests, the Additional Membership Interests shall be allocated among the Members that delivered a Purchase Notice in accordance with their respective Membership Interest at the time of the Preemptive Offer.

(iii) The issuance of Additional Membership Interests to the Members shall be made on a business day, as designated by the Company, not more than sixty (60) days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 6(c).

(iv) If the number of Additional Membership Interests exceeds the sum of all Preemptive Offer Percentages, the Company may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) days after expiration of the Preemptive Offer Period. If such issuance is not made within such ninety (90)-day period, the restrictions provided for in this Section 6(c) shall again become effective.

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(d) Member’s Right of First Refusal.

(i) If at any time a Member proposes to Transfer all or a portion of such Member’s Membership Interest (a “Transferring Member”), then the Transferring Member shall promptly give the other Members (the “Non-Transferring Members”) written notice of the Transferring Member’s intention to make such Transfer (the “Transfer Notice”); provided, however, that this Section 6(d) shall not apply to any proposed transfer pursuant to Section 12 hereof. The Transfer Notice shall include (A) a description of the Membership Interest to be Transferred (the “Offered Interest”), (B) the name(s) and address(es) of the prospective transferee(s), (C) the consideration proposed to be paid by such prospective transferee(s) in exchange for the Offered Interest and (D) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferring Member has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii) The Non-Transferring Members shall have an option for a period of twenty (20) days from delivery of the Transfer Notice to elect to purchase the Offered Interest at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Non-Transferring Members may exercise such purchase option and purchase the Offered Interest by notifying the Transferring Member in writing before the expiration of such twenty (20) day period. If any one or more of the Non-Transferring Members gives the Transferring Member notice that it desires to purchase such Offered Interest (the “Purchasing Member”), then payment for the Offered Interest shall be by check or wire transfer, against delivery of the Offered Interest to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after delivery to the Non-Transferring Members of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 6(d)(iii).

(iii) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Purchasing Members shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Transferring Member and the Purchasing Members cannot agree on such cash value within fifteen (15) days after delivery to the Non-Transferring Member of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing mutually selected by the Transferring Member and the Purchasing Members or, if they cannot agree on an appraiser within twenty (20) days after delivery to the Non-Transferring Member of the Transfer Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferring Member and the Purchasing Members. If the time for the closing of the Purchasing Member’s purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 6(d)(iii).

(e) Right of Co-Sale. If any Non-Transferring Member does not exercise its right of refusal pursuant to Section 6(d), such Non-Transferring Member shall have the right to participate in such Transfer of Membership Interest (the “Participating Member”) to such-third party transferee(s) on the same terms and conditions as specified in the Transfer Notice upon providing the Transferring Member with written notice of the Participating Member’s intention to participate in such Transfer within thirty (30) days after delivery of the Transfer Notice.

(f) Notwithstanding anything herein to the contrary, the net proceeds of any Transfer of a Membership Interest governed by this Section 6 shall be apportioned in accordance with their respective distribution priorities set forth in Section 13(b), and after making all allocations required by this Agreement.

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(g) Non-Exercise of Rights. If the Non-Transferring Members do not exercise their right of first refusal pursuant to Section 6(d) or their right of co-sale pursuant to Section 6(e), the Transferring Member shall have a period of thirty (30) days from the expiration of such rights in which to Transfer the Offered Interest upon the terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Interest free and clear of any subsequent right of first refusal or co-sale right under this Agreement. In the event that the Transferring Member does not consummate the Transfer of the Offered Interest within the thirty (30) day period from the expiration of these rights, the right of first refusal and co-sale rights of the Non-Transferring Members shall continue to be applicable to any subsequent disposition of the Offered Interest by the Transferring Member until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Non-Transferring Members under Section 6(d) and Section 6(e) shall not adversely affect its rights to make subsequent purchases from the Non-Transferring Members or participate in subsequent Transfers of Membership Interests by the Non-Transferring Members.

7. Powers. The Company shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, granted under the laws of the State of Nevada. The Manager is hereby designated as an authorized person, within the meaning of the NRS, to execute, deliver and file any amendments and/or restatements to the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business as well as such other agreements and instruments in connection with matters and transactions otherwise approved by the Company with respect to conduct of its business.

8. Management.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in one or more managers who shall be appointed by the Members. The Members hereby appoint Iconic Brands, Inc. as the sole Manager of the Company (the “Manager”) and the Manager hereby accepts such appointment and agrees to be bound by the provisions of this Agreement. To the extent permitted by law, the Manager shall be the only person authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval of any of the Members, and the Manager’s powers shall include, without limitation, the authority to negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and to take all such other actions on behalf of the Company as the Manager may consider necessary, appropriate or advisable in connection with the management of the business and affairs of the Company. The Manager’s acts on behalf of the Company shall be conclusive evidence of his, her or its authority to act on behalf of and to bind the Company.

(b) The Manager may resign at any time by giving written notice to the Members and may be removed by a vote of the Members holding a majority of the Membership Interests at any time upon written notice to the Manager. The resignation or removal of the Manager shall not affect his, her or its rights as a Member and shall not constitute a withdrawal of such Member. Further, unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.

(c) The Members agree that all determinations, decisions and actions made or taken by the Manager in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Manager.

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(d) Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Manager as herein set forth.

(e) The Manager may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to such Officers such power and authority as the Manager deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Manager or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Manager. Any Officer may be removed by the Manager with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Manager.

(f) The Manager and each duly appointed officer are authorized and empowered to open bank accounts and brokerage accounts on behalf of the Company with any banks or other financial institutions, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company on deposit in such accounts, as may be deemed by the Manager or such duly appointed officer, or any of them, to be necessary, appropriate or otherwise in the best interests of the Company.

(g) The Manager shall keep the other Members reasonably informed on a timely basis of any material fact, information, litigation, employee relations or other matter that could reasonably be expected to have a material impact on the operations or financial position of the Company. The Manager shall provide all material information relating to the Company or the management or operation of the Company as any Member may reasonably request from time to time.

(h) Nothing contained in this Agreement shall prevent any Member, including the Manager, from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Company. None of the Members shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. In addition, none of the Members shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

9. Capital Contributions. In connection with the execution of this Agreement, no additional contributions to the capital of the Company are being made by the Members.

10. Additional Contributions.

(a) No Member shall be required to make any additional Capital Contributions (“Additional Capital Contributions”) to the Company. The Manager may, in its sole and absolute discretion, but shall in no event be obligated to, offer to one or more Members the opportunity to make Additional Capital Contributions in an amount deemed appropriate by the Manager in cash at any time that the Manager determines in its sole and absolute discretion.

(b) If the Manager at any time or from time to time determines to permit Additional Capital Contributions from Members, the Manager shall give Notice to each Member that the Company is permitting Additional Capital Contributions and the date on which funds from each Member who decides to make an Additional Capital Contribution will be due and payable.

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11. Required Consent for Capital Events. Notwithstanding the anything to the contrary in this Agreement, the Company shall not enter into any transaction that would constitute or involve a Capital Event without the prior written consent of the Members holding in the aggregate a Membership Interest Percentage of at least eighty percent (80%).

12. Put Rights To Iconic Brands, Inc.

(a) In the event of, in one or a series of related transactions, (A) a sale of all or substantially all of the assets of Iconic Brands, Inc. (“Iconic Brands”), (B) a change of control of Iconic Brands, (C) a sale of equity following which the shareholders of Iconic Brands immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Iconic Brands, or (D) a merger, consolidation or similar transaction involving Iconic Brands following which the shareholders of Iconic Brands immediately prior to such transaction do not own, immediately following such transaction, a majority of the voting and economic rights in Iconic Brands, in each case which transaction results in cash or other consideration for Iconic Brands and/or its direct or indirect beneficial owners (any such event, an “Iconic Liquidity Event”), Iconic Brands shall, whether or not it is then a Member or otherwise has an ownership or other interest in the Company, within ten (10) business days of the date of occurrence of such Iconic Liquidity Event, notify each Member in writing of the occurrence of such Iconic Liquidity Event and engage, at its expense, an independent third-party appraiser reasonable acceptable to the Minority Member (the “Appraiser”) to determine the enterprise value of the Company (the “Company Value”), which determination shall be completed within thirty (30) days of the date of such Iconic Liquidity Event. Within ten (10) days of its receipt of the Company Value from the Appraiser, Iconic Brands shall forward to each of the Members (i) a copy of each report or other written communication received by Iconic Brands from the Appraiser setting out its determination of the Company Value and (ii) notice to the Members (the “Put Notice”) that each Member has the right to put and sell to Iconic Brands, and Iconic Brands will purchase, whether or not it is then a Member or otherwise has an ownship or other interest in the Company, from each Member who elects to sell, each such Member’s Membership Interest pursuant to this Section 12.

(b) Upon the occurrence of an Iconic Liquidity Event, each Member shall have the right to put and sell its Membership Interest to Iconic Brands (its “Put Right”), and Iconic Brands shall be obligated to purchase from and pay to each Member that provides notice to Iconic Brands of its election to exercise its Put Right, the Membership Interest of such Member, for a purchase price equal to the product of the Membership Interest Percentage of such Member and the Company Value, less an amount equal to the product of Iconic Brands’ expenses incurred in connection with such Iconic Liquidity Event and a fraction, the numerator of which is the Company Value and the denominator of which is the total gross proceeds to Iconic Brands and/or its direct or indirect beneficial owners in connection with such Iconic Liquidity Event.

(c) The Put Right provided for in this Section 12 may be exercised by a Member by delivery to Iconic Brands (and to the Manager if Iconic Brands is not then the Manager), within the ten (10) business day period following the delivery to the Members of the Put Notice (the “Election Period”), of a written notice that such Member has elected to exercise its Put Right (a “Put Election”). If a Member does not deliver a Put Election within the Election Period, the Member shall be deemed to have waived its Put Right with respect to such Iconic Liquidity Event. The closing of any sale pursuant to this Section 12 shall take place at Iconic Brand’s principal place of business and on a date no later than five (5) business days following the termination of the Election Period, at which time the Members that have exercised their Put Election shall execute any documentation reasonably requested by Iconic Brands or the Manager to evidence and document such transfer and purchase of its Membership Interest and the Company shall tender to the Members that have exercised their Put Election the purchase price for such Membership Interests.

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(d) The obligations of Iconic Brands under this Section 12 shall survive any transfer by Iconic Brands of its Membership Interests in the Company and shall be binding on Iconic Brands whether or not it is then a Member or otherwise has an ownership or other interest in the Company.

13. Distribution. Subject to applicable law, the Manager may cause the Company to make distributions in accordance with Section 13(a) and Section 13(b) below at such times and in such amounts as the Manager may determine in the Manager’s sole discretion.

(a) Distributions of Available Cash Flow. The Manager may cause the Company to make distributions of Available Cash Flow to the Members pro rata in accordance with their Cash Flow Ratios.

(b) Distributions of Net Proceeds from Capital Events. The Manager shall cause the Company to make distributions of net proceeds attributable to Capital Events to the Members pro rata in accordance with their Membership Interest percentage as set forth opposite each Member’s name in Annex A attached hereto (their “Membership Interest Percentage”).

14. Fiscal Year; Tax Matters.

(a) The Fiscal Year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination.

(b) If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (i) an affidavit in form satisfactory to the Manager that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law; (ii) any certificate that the Manager may reasonably request with respect to any such laws; and (iii) any other form or instrument reasonably requested by the Manager relating to any Member’s status under such law. If a Member fails or is unable to deliver to the Manager any such requested affidavit, certificate or other form or instrument reasonably satisfactory to the Manager, then the Manager may withhold amounts from such Member in accordance with Section 14(c) below.

(c) To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (“Withholding Advances”), the Manager may withhold such amounts and make such tax payments as so required. All Withholding Advances made on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made, or (ii) with the consent of the Manager, in its sole discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Notwithstanding the foregoing, whenever repayment of a Withholding Advance by a Member is made as described in clause (ii), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon dissolution) unreduced by the amount of such Withholding Advance. The liability and obligation of a Member under clause (i) of this Section 14(c) shall survive any sale, exchange, liquidation, retirement or other disposition of such Member’s interest in the Company.

(d) Tax Status.

(i) It is the intention of the Company and the Members that the Company shall be treated as a U.S. corporation for federal and all relevant state income tax purposes. All provisions of this Agreement are to be construed to preserve the Company’s tax status as a U.S. corporation.

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(ii) Each Member shall, promptly upon request, provide to the Company duly completed and executed documentation and other documents, information and instruments required under any tax law or regulation applicable with respect to the Company or such Member that is necessary in order for the Company to (A) comply with the requirements imposed on the Company by any such tax law or regulation, or (B) avoid, mitigate, reduce or exempt the Company from the application of liability or other obligation under, or to enable the Company to elect not to have apply to it, any documentation, information collection, reporting, payment or withholding liability or obligation imposed on the Company by any such tax law or regulation. In the case of a Member that is (or becomes) treated as a partnership, S corporation, trust or other fiscally transparent entity or that is (or becomes) treated as an intermediary with respect to direct or indirect holders of interests in such Member for purposes of any such tax law or regulation, the obligation of such Member under the immediately preceding sentence shall include providing such documentation and other documents, information and instruments with respect to the direct or indirect holders of interests in such Member.

(e) The Company and the Members intend for the amendments made pursuant to this Agreement to be treated as a “recapitalization” of the Company within the meaning of Section 368(a)(1)(E) of the Code. The Company and each Member agrees not to take any position inconsistent with such characterization on any tax return, before any tax authority, or in any proceeding relating to taxes, unless otherwise required by a final determination by any tax authority.

15. Books and Records. Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Members and their duly authorized representatives may, for any reason reasonably related to their interest as Members of the Company, examine the Company’s books of account. The Members shall maintain the records of the Company for three years following the termination of the Company.

16. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the NRS.

17. Minority Member’s Right of First Refusal.

(a) If at any time the Company proposes to Transfer all or substantially all of the assets of the Company, then the Company shall promptly give the Members written notice of the Company’s intention to make such Transfer (the “Asset Sale Notice”). The Asset Sale Notice shall include (A) a description of the assets to be Transferred (the “Offered Assets”), (B) the name(s) and address(es) of the prospective transferee(s), (C) the consideration proposed to be paid by such prospective transferee(s) in exchange for the Offered Assets and (D) the material terms and conditions upon which the proposed Transfer is to be made. The Asset Sale Notice shall certify that the Company has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Asset Sale Notice. The Asset Sale Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) The Minority Member shall have an option for a period of twenty (20) days from delivery of the Asset Sale Notice to the Members to elect to purchase the Offered Assets at the same price and subject to the same material terms and conditions as described in the Asset Sale Notice. The Minority Member may exercise such purchase option and purchase the Offered Assets by notifying the Company in writing before the expiration of such twenty (20) day period. If the Minority Member gives the Company notice that he desires to purchase such Offered Assets, then payment for the Offered Assets shall be by check or wire transfer, against delivery of the Offered Assets to be purchased at a place agreed upon between the Company and the Minority Member and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after delivery to the Members of the Asset Sale Notice, unless the Asset Sale Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 17(c).

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(c) Should the purchase price specified in the Asset Sale Notice be payable in property other than cash or evidences of indebtedness, the Minority Member shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Company and the Minority Member cannot agree on such cash value within fifteen (15) days after delivery to the Members of the Asset Sale Notice, the valuation shall be made by an appraiser of recognized standing mutually selected by the Company and the Minority Member or, if they cannot agree on an appraiser within twenty (20) days after delivery to the Members of the Asset Sale Notice, each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Company and the Minority Member. If the time for the closing of the Minority Member’s purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 17(c).

18. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of all of the Members, (ii) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Members or the occurrence of any other event which terminates the continued membership of the Members in the Company, including the disposition of all of the Members’ interest in the Company, unless the business of the Company is continued by the consent of all of any remaining members of the Company within 90 days following the occurrence of any such event or in a manner permitted by the NRS, or (iii) the entry of a decree of judicial dissolution under the NRS.

19. Procedures Upon Dissolution. Upon dissolution of the Company, the Company shall be terminated, and the Manager, or if there is no Manager, such other Person(s) appointed in accordance with applicable law to wind up the Company’s affairs (the “Liquidator(s)”) shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as to not involve undue sacrifice. The proceeds of liquidation shall be applied and distributed in the following order of priority:

(a) first, to the payment of the debts and liabilities of the Company (other than any loans or advances made by any of the Members to the Company) and the expenses of liquidation;

(b) second, to the creation of any reserves that the Liquidator(s) deem(s) reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business and operation of the Company;

(c) third, to the payment of any loans or advances made by any of the Members to the Company; and

(d) thereafter, to the Members and the Manager in accordance with their respective distribution priorities set forth in Section 13(b) of this Agreement.

20. Indemnification. To the full extent permitted by the NRS and applicable law, the Company shall (a) indemnify the Manager, and any director or officer of the Company or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Manager, director or officer of the Company or is or was serving at the request of the Company or as a Manager, director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, on or after the date hereof, against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a Manager, officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Nevada. A Manager shall have no personal liability to the Company or its members for monetary damages for breach of fiduciary duty as a Manager; provided, however, that the foregoing provision shall not eliminate the liability of a Manager for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the Manager derived an improper personal benefit. The provisions of this Section 20 shall survive the dissolution, liquidation, winding up and termination of the Company.

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21. Amendments. This Agreement may not be amended or modified except by the unanimous written consent of the Members.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Nevada, all rights and remedies being governed by said laws. The Members intend the provisions of the NRS to be controlling as to any matters not set forth in this Agreement.

23. Reimbursement. The Company shall reimburse the Manager for all expenses incurred by him on behalf of the Company, including, without limitation, expenses incurred in connection with the establishment of the Company, all legal, audit and accounting expenses, investment expenses such as commissions, research fees, service contracts for quotation equipment and newswires, borrowing charges on securities sold short and other borrowing charges, custodian fees, bank service fees, fees or expenses associated with insuring the Company’s assets, insurance premiums benefiting the Company and/or its Members and any reasonable expenses related to the purchase, sale or transmittal of the Company’s assets as shall be determined by the Managers in their sole discretion. Any reimbursement by the Company to the Manager shall be treated as an expense of the Company that shall be deducted in computing net profits and net losses and such reimbursement shall be made out of the assets of the Company (including the proceeds of the initial sale of Membership Interests) to the extent possible. The Manager’s determination of which expenses may be reimbursed, and the amount thereof shall be conclusive. The Manager shall be entitled to charge all Members in accordance with their ownership interest to the extent necessary in order to collect full reimbursement hereunder. The obligations of the Manager to be performed under this Agreement will not be affected by a failure of the Company to reimburse expenses.

24. Assignments and Substitution. A Member may not assign in whole or in part his or her limited liability company interest in the Company or cause an assignee of all or part of such interest to be admitted as a member of the Company without, in each case, the written consent of the Manager to such assignment and/or admission. The assignment of a limited liability company interest in the Company to a minor or person adjudged insane or incompetent is prohibited, and the consent of the Members to any such transfer or assignment shall be void and of no effect. Any purported assignment of a limited liability company interest in violation of the provisions of this Agreement shall be of no effect as between the Company and the purported assignee and shall be unenforceable as against the Company or the Members.

25. Agreement in Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts so executed shall together constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

26. Captions. Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

27. Partial Invalidity. If any provision of this Agreement is held to be invalid, unlawful or incapable of being enforced by reason of rule of law or public policy, all other provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day first above written.

MEMBERS: Richard DeCicco

/s/ Richard DeCicco

Roseann Faltings

/s/ Roseann Faltings

PNBM Holdings LLC

By:	/s/ Peter Levine
Name:	Peter Levine
Title:	Manager

Iconic Brands, Inc.

By:	/s/ Richard DeCicco
Name:	Richard DeCicco
Title:	President

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ANNEX A

Name and Address of Member	Membership Interest Percentage
Richard DeCicco 44 Seabro Avenue Amityville, NY 11710	15.34%

Roseann Faltings 44 Seabro Avenue Amityville, NY 11710	15.34%

PNBM Holdings LLC 3 Butternut Road Randolph, NJ 07869	15.33%

Iconic Brands, Inc. 44 Seabro Avenue Amityville, NY 11710	54.00%

ANNEX B

Definitions

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Capital Contributions” is defined in Section 9.

“Additional Membership Interests” is defined in Section 6(c)(i).

“Agreement” means this amended and restated limited liability company agreement, as originally executed and as amended from time to time.

“Appraisor” is defined in Section 12(a).

“Asset Sale Notice” is defined in Section 17(a).

“Available Cash Flow” means the gross receipts and other miscellaneous revenue derived from Company operations (but not including proceeds from a Capital Event) less all cash operating expenses of the Company including, without limitation, (i) debt service on any Company loans, (ii) taxes and other fees incurred in connection with the operation of the Company, and (iii) increases, if any, in reserves established by the Manager from time to time for working capital and other purposes.

“Capital Contribution” means the total amount of cash and fair market value of property contributed to the Company by the Members.

“Capital Event” means any transaction or series of related transactions involving: (i) any merger, acquisition, consolidation, conversion, amalgamation, business combination, reorganization, recapitalization, tender offer, exchange offer or issuance of securities involving a change of ownership or control (whether in whole or in part and whether the Company will survive or exist after such change) of the Company; (ii) the issuance or sale by the Company of any Membership Interest, (iii) the Transfer of a Membership Interest by a Member, other than to another Member; (iv) the sale, exchange or other disposition of a capital asset of the Company; (v) any insurance or other payments derived from losses or damage to, or the involuntary conversion of, a capital asset; (vi) the refinancing of the Company’s indebtedness; and (vii) similar events. For purposes of this definition, the phrase “other disposition” includes a taking of all or substantially all of a property by eminent domain or the damage or destruction of all or substantially all of such property or any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration including condemnations, recoveries of damage awards and insurance proceeds.

“Cash Flow Ratios” of the Members with respect to any distribution of Available Cash Flow pursuant to Section 13(a) shall be as follows:

Iconic Brands, Inc.	100%
Richard DeCicco	0%
PNBM Holdings LLC	0%
Roseann Faltings	0%

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

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“Company Value” is defined in Section 12(a).

“Election Period” is defined in Section 12(c).

“Iconic Brands” is defined in Section 12(a).

“Iconic Liquidity Event” is defined in Section 12(a).

“Manager” means a Person that manages the business and affairs of the Company as provided herein.

“Member” means a Person who acquires a Membership Interest, as permitted under this Agreement.

“Membership Interest” means a Member’s entire interest in the Company including the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Membership Interest Percentage” is defined in Section 13(d).

“Minority Member” means Richard DeCicco, an individual residing at 44 Seabro Avenue, Amityville, New York 11710 and his successors and assigns.

“Non-Transferring Member” is defined in Section 5(f)(i).

“Offered Assets” is defined in Section 17(a).

“Offered Interest” is defined in Section 5(f)(i).

“Participating Member” is defined in Section 6(e).

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust or unincorporated organization, a government or any department, agency or political subdivision thereof, or any other entity.

“Preemptive Offer” is defined in Section 6(c)(i).

“Preemptive Offer Notice” is defined in Section 6(c)(i).

“Preemptive Offer Percentage” is defined in Section 6(c)(ii).

“Preemptive Offer Period” is defined in Section 6(c)(i).

“Purchase Notice” is defined in Section 6(c)(ii).

“Purchasing Member” is defined in Section 6(e)(ii).

“Put Election” is defined in Section 12(c).

“Put Notice” is defined in Section 12(a).

“Put Right” is defined in Section 12(b).

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“Transfer” means any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions (including by way of a Change of Control of any Member), and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

“Transfer Notice” is defined in Section 5(f)(i).

“Transferring Member” is defined in Section 5(f)(i).

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” is defined in Section 14.

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